UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported):  22 July 1997

                                  ALPNET, INC.
             (Exact name of registrant as specified in its charter)

             UTAH                   0-15512                 87-0356708
       (State or other         (Commission File           (IRS Employer
       jurisdiction of              Number)               Identification
       incorporation)                                         Number)

           4460 South Highland Drive #100
                Salt Lake City, Utah                        84124-3543
      (Address of principal executive offices)              (Zip Code)

       Registrant's telephone number, including area code:  (801) 273-6600

  Former name or former address, if changed since last report:  Not applicable

Item 5. Other Events --- Press Release: "ALPNET Announces Strong 1997 Second Quarter Results"

22 July 1997 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), the largest independent dedicated provider of language translation, product localization and language-related services to international businesses, today announced record sales and strong earnings results for the quarter ended 30 June 1997. Total revenues for the quarter were $10.4 million with net income of $619,000 or $.024 per share compared to revenues of $9.0 million with net income of $662,000 or $.026 per share for the second quarter of 1996. For the six months ended 30 June 1997, total revenues were $19.2 million with net income of $43,000 or $.002 per share compared to revenues of $15.5 million with net income of $692,000 or $.027 per share for the six months ended 30 June 1996. These results represent a 24% increase in sales for the first six months of 1997 over 1996.

In announcing the earnings, Thomas F. Seal, ALPNET President and CEO, issued the following statement:

"Second quarter earnings as well as our expectations for the rest of 1997 indicate that our strategic positioning and enhancements in operating capacity have started paying dividends to ALPNET. We have exceeded the expectations published in our May press release announcing first quarter results, and it is apparent that the decision to reinvest some of our earnings into increased capacity over the past several quarters has given us a competitive advantage in producing large scale projects and handling increased volumes throughout our global network. With our increased selling to targeted multinational clients, international businesses are recognizing and appreciating the advantages of utilizing ALPNET's world-class localization and translation services."

"It is already clear in 1997 that ALPNET is well positioned to strengthen its leading presence in the exciting market of Multilingual Publishing Services. We are closely involved in the globalization efforts of many of our clients and as a result are experiencing rapid global expansion ourselves. In the past 18 months we have successfully penetrated several new markets with new offices in Asia, the Netherlands and Belgium. The Company is now firmly established at 33 locations in 13 countries. With a mature presence on three continents and a worldwide team of skilled professionals utilizing our proprietary technology, ALPNET is poised to continue growing rapidly in an industry expected to generate $6 billion dollars of annual revenues by the year 2000."

"Moving into the future, ALPNET's vision and broad capability have combined to yield a distinctive strategy that attracts a great deal of interest from companies in all aspects of the international marketplace. Companies from many industries are increasingly using information technology as a key part of their international products, organization, or internal structure. As these companies become increasingly international, their need to globalize their own products and operations requires increasing amounts of Multilingual Publishing Services. ALPNET's broad background in a wide variety of industries, coupled with our strength in information technology, our state-of-the-art linguistic tools, and our worldwide presence, make ALPNET the logical choice of both Fortune 500 or emerging market clients. ALPNET provides the most comprehensive offering of language-related services throughout the world."

"We believe that the demand for translation and product localization services will continue to grow at an aggressive pace. Through the investments in added capacity that we have made, we have positioned ALPNET to capture and produce a rapidly growing amount of revenue. We believe our people, our expertise, and our robust technology will allow us to produce the quality materials our clients need. All of this coupled with our ongoing development efforts, will keep ALPNET at the forefront of the industry, and foremost in our clients' minds as they purchase our services."

ALPNET is the largest publicly-owned dedicated supplier of worldwide translation and product localization services, with more than 375 employees working in 33 wholly-owned offices in 13 countries throughout Europe, North America, and Asia. ALPNET supplies its clients with language translation, product localization, language interpreting, language training, and multilingual publishing solutions. Additional information about ALPNET is available on the World Wide Web at http://www.alpnet.com. Additionally, a copy of ALPNET Review or an Investor Package can be obtained by calling our Investor Relations Department.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ALPNET, Inc.
                                  (Registrant)

Date:    22 July 1997             \s\ Thomas F. Seal
                                  Thomas F. Seal
                                  President and Chief Executive Officer

Date:    22 July 1997             \s\ D. Kerry Stubbs
                                  D. Kerry Stubbs
                                  Chief Financial Officer